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                                  PRESS RELEASE


         Dolgeville, New York - February 11, 2000 - Daniel Green Company (Nasdaq: DAGR) announced today that it entered into a definitive agreement to purchase Penobscot Shoe Company for $17.8 million in cash, subject to certain adjustments. The transaction was unanimously approved by a Special Committee of Daniel Green's Board of Directors.

         Based in Old Town, Maine, Penobscot is a manufacturer of women's footwear under the Trotters and newly introduced Softwalk labels. For the fiscal year ended November 30, 1999, Penobscot's sales totaled $21.7 million and it generated $3.2 million in net pre-tax income.

         "We believe that Penobscot represents a significant opportunity for Daniel Green to both extend its product offering and achieve critical mass. Along with our earlier acquisition of the L.B. Evans men's slipper lines, we believe that these additions to our core Daniel Green business dynamically enhance our ability to compete in the marketplace" commented James Riedman, CEO and Chairman.

         The transaction is expected to close during the first quarter and is subject to customary conditions, including regulatory approval and financing. Daniel Green has received a commitment letter for the financing.

         Daniel Green was established in 1882 and is recognized as the market leader in designing and selling quality slippers. Daniel Green sells well known branded slippers, including its line of women's slippers, L.B.
Evans men's slippers and Woolrich men's slippers.

         For additional information contact Greg Tunney, President and Chief Operating Officer at (315) 429-3131 Ext. 288 or visit the Daniel Green website at www.DanielGreenCo.com